Pingtan Receives Offer for Dredging Operations Subsidiary

Retains Investment Bank Duff & Phelps, LLC to Provide Independent Financial Advisory Services

FUZHOU, China, July 29, 2013 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Pingtan,” or the “Company”) an integrated marine services company providing territorial sea fishing and dredging services in the People’s Republic of China (PRC), today announced that its Board of Directors has received an offer from its Chairman and CEO, Mr. Xinrong Zhuo, to acquire the assets of China Dredging Group, or CDGC, and its PRC operating subsidiaries, Fujian Xing Gang Port Service Co., Ltd.

The Company’s Board of Directors (the “Board”) recently met to review the proposed terms of the offer, and as part of the process the Board has retained an independent financial advisor and investment banking firm, Duff & Phelps LLC, to provide a fairness opinion in connection with a proposed transaction (the “Proposed Transaction,” as described below). Mr. Zhuo and the Company’s Senior Officer, Mr. Bin Lin, have recused themselves from all Board discussions regarding the Proposed Transaction due to their position as interested parties in the sale.

Proposed Terms and Timing

Mr. Zhuo has offered to purchase the CDGC business and assets in exchange for (i) writing off the Company’s current $155.2 million promissory note (matures on June 19, 2015 and bears an interest rate of 4%); (ii) transfer certain fishing trawlers to the Company. As part of the Proposed Transaction, the Board has also retained, BMI Appraisals Limited (“www.bmi-appraisals.com”) to provide an independent valuation report on the vessels that would constitute a portion of the consideration. BMI Appraisals is one of the leading valuation companies in Hong Kong and China and has been engaged by more than 1,000 companies, of which more than one-half are listed companies in Hong Kong, China and overseas.

The Board expects to continue evaluating the Proposed Transaction, and expects to deliver a decision on the final terms and conditions in the coming weeks.

Management Comments

Commenting on the announcement, Board member Mr. Xuesong Song, noted, "The Board is dedicated to carefully evaluating both our Chairman’s offer and other alternatives to ensure we pursue the avenue that is favorable for shareholders, while maintaining the financial health of our company. We have been excited over the possibilities of growing our fishing enterprise, as we feel that China has exhibited increasing and sustainable consumer demand. This decision would allow our management team to place increased focus on this business and more effectively pursue growth opportunities. However, we understand that our role as stewards of the Company and intend to conduct our evaluation in a diligent, yet timely manner. We look forward to keeping shareholders apprised of this development.”

Pingtan Marine Enterprise, Ltd.	Page 2
July 29, 2013

About Pingtan

Pingtan is a marine enterprises group, engaging in dredging services and ocean fishing through its wholly-owned subsidiaries, China Dredging Group and Merchant Supreme, and their respective PRC operating subsidiaries, Fujian Xing Gang Port Service Co., Ltd., or Fujian Service, PingTan XingYi Port Service Co., Ltd., or PingTan XingYi and Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Pingtan Fishing primarily engages in ocean fishing with many of its self-owned vessels operating within the Indian Exclusive Economic Zone and the Arafura Sea of Indonesia. Pingtan Fishing is a growing fishing company and provider of high quality seafood in the PRC.

Fujian Service provides specialized dredging services exclusively to the PRC marine infrastructure market and is, based on the number and capacity of the dredging vessels it operates, one of the leading independent (not state-owned) providers of such services in the PRC. Since its inception, it has functioned exclusively as a specialist subcontractor, performing dredging services for other companies licensed to function as general contractors. PingTan XingYi's Build-Transfer strategy, commenced in 2012, is expected to expand the pipeline and provide more control over its projects as it assumes the role of a general contractor.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Definitive Proxy Statement. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

CONTACT:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

INVESTOR RELATIONS:

The Equity Group Inc.

Adam Prior, Senior Vice President

(212) 836-9606

aprior@equityny.com

In China

Katherine Yao, Associate

86 10 6587 6435

kyao@equityny.com